________________________________________________________________________________

                                                                  DRAFT 12-16-97

                                  IOMED, INC.

                                      AND

                            EVEREN SECURITIES, INC.

                              HANIFEN, IMHOFF INC.

                           WEDBUSH MORGAN SECURITIES



                   FORM OF REPRESENTATIVES' WARRANT AGREEMENT





                         Dated as of December   , 1997

                               TABLE OF CONTENTS


                                                                                                  PAGE
Section  1.  Grant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

Section  2.  Warrant Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

Section  3.  Exercise of Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
             Section  3.1   Method of Exercise  . . . . . . . . . . . . . . . .  . . . . . . .     5
             Section  3.2   Exercise by Surrender of Warrants . . . . . . . . .  . . . . . . .     6

Section  4.  Issuance of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

Section  5.  [This Section Intentionally Left Blank] . . . . . . . . . . . . . . . . . . . . .     7

Section  6.  Exercise Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
             Section  6.1   Initial and Adjusted Exercise Price . . . . . . . . .  . . . . . .     7
             Section  6.2   Exercise Price  . . . . . . . . . . . . . . . . . . .  . . . . . .     7

Section  7.  Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
             Section  7.1   Piggyback Registration  . . . . . . . . . . . . . . .  . . . . . .     7
             Section  7.2   Demand Registration . . . . . . . . . . . . . . . . .  . . . . . .     8
             Section  7.3   Covenants of the Company with
                               Respect to Registration . . . . . . . . . . . . . . . . . . . .    11

Section  8.  Adjustments to Exercise Price and Number
                of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
             Section  8.1   Adjustment in Number of Shares . . . . . . . . . . . . . . . . . .    19
             Section  8.2   Issuance of Additional Common Shares . . . . . . . . . . . . . . .    20
             Section  8.3   Extraordinary Dividends and
                               Distributions . . . . . . . . . . . . . . . . . . . . . . . . .    20
             Section  8.4   Treatment of Options and Convertible
                               Securities  . . . . . . . . . . . . . . . . . . . . . . . . . .    21
             Section  8.5   Treatment of Share Dividends, Share
                               Splits, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .    24
             Section  8.6   Computation of Consideration . . . . . . . . . . . . . . . . . . .    24
             Section  8.7   Adjustments for Combinations, etc. . . . . . . . . . . . . . . . .    26
             Section  8.8   Dilution in Case of Other Securities . . . . . . . . . . . . . . .    26
             Section  8.9   Merger or Consolidation  . . . . . . . . . . . . . . . . . . . . .    26
             Section  8.10  Assumption of Obligations  . . . . . . . . . . . . . . . . . . . .    28
             Section  8.11  Notice of Adjustment Events  . . . . . . . . . . . . . . . . . . .    28
             Section  8.12  Notice of Adjustments  . . . . . . . . . . . . . . . . . . . . . .    29
             Section  8.13  Preservation of Rights . . . . . . . . . . . . . . . . . . . . . .    29
             Section  8.14  Other Dilutive Events  . . . . . . . . . . . . . . . . . . . . . .    29

Section  9.  Exchange and Replacement of Warrant
                Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

Section  10.  Elimination of Fractional Interests . . . . . . . . . . . . . . . . . . . . . . .    30

Section  11.  Reservation and Listing of Securities . . . . . . . . . . . . . . . . . . . . . .    30

Section  12.  Notices to Warrant Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

Section  13.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

Section  14.  Supplements and Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

Section  15.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

Section  16.  Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

Section  17.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

Section  18.  Governing Law; Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . .    35

Section  19.  Entire Agreement; Modification  . . . . . . . . . . . . . . . . . . . . . . . . .    36

Section  20.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

Section  21.  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

Section  22.  Benefits of This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

Section  23.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36


                 REPRESENTATIVES' WARRANT AGREEMENT, dated as of ____________, 1997, between IOMED, INC., a Utah corporation (the "Company"), and EVEREN SECURITIES, INC., HANIFEN, IMHOFF INC. and WEDBUSH MORGAN SECURITIES (the "Representatives").


                              W I T N E S S E T H:

                 WHEREAS, the Company proposes to issue to the Representatives warrants ("Warrants") to purchase up to an aggregate of 170,000 Common Shares (as defined in Section 15 hereof);

                 WHEREAS, pursuant to the underwriting agreement (the "Underwriting Agreement"), dated as of the date hereof, between the Representatives, as representatives of the several Underwriters (as such term is defined in the Underwriting Agreement), and the Company, the Representatives and the other Underwriters have agreed to purchase 1,700,000 common shares of the Company, at a public offering price of $_____ per share in connection with the Company's proposed initial public offering (the "Public Offering"); and

                 WHEREAS, the Warrants to be issued pursuant to this Agreement will be issued on the Closing Date (as such term is defined in the Underwriting Agreement) by the Company to the Representatives in consideration for, and as part of the Representatives' compensation in connection with, the performance of the Representatives pursuant to the Underwriting Agreement.

                 NOW, THEREFORE, in consideration of the premises, the payment by the Representatives to the Company of an aggregate of one hundred dollars ($100.00), the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 Section 1. Grant. The Representatives are hereby granted the right to purchase, at any time from ________, 1997 [the first anniversary of the effective date of the registration statement] until 5:30 p.m., New York time, on _________, 2002 [the fifth anniversary of the effective date of the registration statement] (the "Exercise Period"), up to an aggregate of 170,000 Common Shares

(the "Warrant Shares"), subject to the terms and conditions of this Agreement, at an initial exercise price (subject to adjustment as provided in Section 8 hereof) of (i) $______ [125% of the initial public offering price per share] per Common Share until __________, 2000 [the third anniversary of the effective date of the registration statement] or (ii) $_____ [150% of the initial public offering price per share] per Common Share after __________, 2000 [the third anniversary of the effective date of the registration statement].

                 Section 2. Warrant Certificates. The warrant certificates (the "Warrant Certificates") delivered and to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement.

                 Section  3.  Exercise of Warrant.

                 Section 3.1 Method of Exercise. The Warrants initially are exercisable at an aggregate initial exercise price per Common Share set forth in Section 6 hereof (subject to adjustment as provided in Section 8 hereof) payable by certified or official bank check in New York Clearing House funds. Upon surrender of a Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the applicable exercise price for the Common Shares purchased at the Company's principal executive offices in Utah (presently located at 3385 West 1820 South, Salt Lake City, Utah 84104) the registered holder of a Warrant Certificate ("Holder" or "Holders") shall be entitled to receive a certificate or certificates for the Common Shares so purchased. Subject to the other provisions of this Agreement, the purchase rights represented by each Warrant Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional Common Shares underlying the Warrants). In the case of the purchase of less than all the Common Shares purchasable under any Warrant Certificate, the Company shall cancel said Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the Common Shares purchasable thereunder.

                 Section 3.2 Exercise by Surrender of Warrants. In addition to the method of payment set forth in Section 3.1 and in lieu of any cash payment required thereunder, the Holder(s) of the Warrants shall have the right at any time and from time to time to exercise the Warrants in whole or in part by surrendering the Warrant Certificate in the manner specified in Section 3.1 in exchange for the number of Common Shares equal to (x) the number of shares as to which the Warrants are being exercised multiplied by (y) a fraction, the numerator of which is the Market Price (as defined in Section 15) of the Common Shares less the Exercise Price and the denominator of which is such Market Price. Solely for the purposes of this paragraph, Market Price shall be calculated either (i) on the date which the form of election attached hereto is deemed to have been sent to the Company pursuant to Section 13 hereof ("Notice Date") or (ii) as the average of the Market Prices for each of the five consecutive trading days preceding the Notice Date, whichever of (i) or (ii) is greater.

                 Section 4. Issuance of Certificates. Upon the exercise of the Warrants, the issuance of certificates for Common Shares or other securities, properties or rights underlying such Warrants, shall be made forthwith (and in any event within three (3) business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Section 1 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                 The Warrant Certificates and the certificates representing the Warrant Shares (and/or other securities, property or rights issuable upon the exercise of the Warrants) shall be executed on behalf of the Company by the manual or facsimile signature of the then present

Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

                 Section 5. Transfer of Warrants; Warrant Register. Any Warrants issued upon the transfer or exercise in part of this Warrant shall be numbered and shall be registered in a warrant register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration or transfer of such Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary. Such Warrants shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person entitled thereto. The Warrants may be exchanged, at the option of the Holder thereof, for another Warrant, or other Warrants of different denominations, of like tenor, and representing in the aggregate the right to purchase a like number of Warrant Shares upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the written opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder.

                 Section  6.  Exercise Price.

                 Section 6.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 8 hereof, the initial exercise price of each Warrant shall be (i) $[____] [125% of the initial public offering price] per Common Share until __________, 2000 [the third anniversary of the effective date] or (ii) $[_____] after __________, 2000 [the third anniversary of the effective date.] The adjusted exercise price shall be the exercise price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 8 hereof.

                 Section 6.2 Exercise Price. The term "Exercise Price" as used herein shall mean the initial exercise price or the adjusted exercise price, depending upon the context.

                 Section  7.  Registration Rights.

                 Section 7.1 Piggyback Registration. If, at any time commencing after the date hereof and expiring seven (7) years thereafter, the Company proposes to register any of its securities under the Act (other than pursuant to Form S-4 or Form S-8 or a successor form), either for its own account or for the account of others, it will give written notice by delivery in person, registered or certified mail (postage prepaid, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, at least thirty (30) days prior to the filing of each such registration statement, to the Representatives and to all other Holders of the Warrants and/or the Warrant Shares of its intention to do so. If any of the Holders of the Warrants and/or Warrant Shares notify the Company within twenty
(20) days after receipt of any such notice of its or their desire to include any Registrable Securities (as defined in Section 15) in such proposed registration statement, the Company shall afford each such Holder the opportunity to have any such Registrable Securities registered under such registration statement.

                 Notwithstanding the foregoing, if, in the case of an underwritten offering, the managing underwriter of such offering shall advise the Company in writing that, in its opinion, the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered would adversely affect the market price of such securities, then the offering and sale of such Registrable Securities shall be delayed for such period, not to exceed ninety (90) days, as such managing underwriter shall reasonably request. In the event of a delay as provided in the preceding sentence, the Company shall, with respect to any Registrable Securities not included in such offering, file such supplements and post-effective amendments, and take any such other steps as may be necessary, to permit the proposed offering and sale of such Registrable Securities for a period of 270 days immediately following the end of such period of delay.

                 Notwithstanding the provisions of this Section 7.1, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 7.1 (irrespective of whether a written request for inclusion of any such Registrable Securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

                 Section  7.2  Demand Registration.

                          (a)  At any time commencing after the date hereof and
expiring five (5) years thereafter, EVEREN Securities, Inc. ("EVEREN") or holders of fifty percent (50%) or more of the Registrable Securities issued or issuable upon exercise of the Warrants issued to EVEREN (collectively, the "Initiating Holders") shall have the right (which right is in addition to the registration rights under Section 7.1 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Securities and Exchange Commission (the "Commission"), on one occasion, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for EVEREN or such holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Registrable Securities for nine
(9) consecutive months by such holders and any other holders of Registrable Securities who notify the Company within twenty (20) days after receiving notice from the Company of such request. Notwithstanding the provisions of this Section 7.2(a), the Company shall not be obligated to register any Registrable Securities pursuant to this Section 7.2(a) if the number of Warrant Shares requested to be registered pursuant to this Section 7.2(a) does not exceed 10,000 Warrant Shares.

                          (b)  The Company covenants and agrees to give written
notice of any registration request under this Section 7.2 by any holder or holders to all other registered Holders of Registrable Securities within five
(5) days from the date of the receipt of any such registration request.

                          (c)  In addition to the registration rights under
Section 7.1 and subsection (a) of this Section 7.2, at any time commencing after the date hereof and expiring five (5) years thereafter, EVEREN or the Initiating Holders shall have the right, exercisable by written notice to the Company, to have the Company prepare and file with the Commission, on one occasion, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both the counsel for the Company and counsel for EVEREN or such holders, in order to comply with the provisions of the Act so as to permit a public offering and sale of their respective Registrable Securities for twelve (12) consecutive months by such holders and any other holders of Registrable Securities who notify the Company within twenty (20) days after receiving notice from the Company of such request; provided, however, that the provisions of Section 7.3(b) hereof shall not apply to any such registration request and registration and all costs incident thereto shall be at the expense of the holder or holders making such request.

                          (d)  No right of the holders under this Section 7.2
shall be deemed to have been exercised if with respect to such right:

                          (A) the requisite notice given by holders pursuant to this Section 7.2 is withdrawn prior to the date of filing of a registration statement or if a registration statement filed by the Company under the Act pursuant to this Section 7.2 is withdrawn prior to its effective date, in either case, by written notice to the Company from EVEREN or the Initiating Holders to be included or which are included in such registration statement stating that such holders have elected not to proceed with the offering contemplated by such registration statement because (i) a development in the Company's affairs has occurred or has be-come known to such holders subsequent to the date of the notice by the holders to the Company requesting registration of the Registrable Securities or the filing of such registration statement which, in the judgment of such holders or the managing underwriter of the proposed public offering, materially and adversely affects the market price of such Registrable Securities or the distribution of such Registrable Securities or (ii) a registration statement filed by the Company pursuant to this Section 7.2, in the reasonable opinion of counsel for such holders or the managing underwriter of the proposed public offering, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which made (other than any such statement or omission relating to such Holders and based on information supplied or failed to be supplied by such Holders) and the Company has not, promptly after written notice thereof, corrected such statement or omission in an amendment filed to such registration statement pursuant to Section 7.3(p); or

                          (B) a registration statement pursuant to this Section
         7.2 shall have become effective under the Act and (i) the underwriters shall not purchase any Registrable Securities because of a failure of a condition contained in the underwriting agreement (other than a condition to be performed by or within the control of the holders) relating to the offering covered by such registration statement or
         (ii) less than eighty-five percent (85%) of the Registrable Securities included therein shall have been sold as a result of any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, unless such stop order, injunction or other order or requirement resulted primarily from an action or omis-sion on the part of any holder.

                 Section 7.3 Covenants of the Company with Respect to Registration. In connection with any registration under Section 7.1 or 7.2 hereof, the Company covenants and agrees as follows:

                          (a)  The Company shall use its best efforts to file a
registration statement on appropriate form within forty-five (45) days of receipt of any demand therefor, shall use its best efforts to have any registration statements declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Registrable Securities such number of prospectuses as shall reasonably be requested.

                          (b)  The Company shall pay all costs (other than
underwriting or selling commissions), fees and expenses in connection with all registration statements filed pursuant to Sections 7.1 and 7.2(a) hereof including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses and the fees and expenses of one counsel for all of the holders. The holder(s) will pay all costs, fees and expenses in connection with any registration statement filed pursuant to
Section 7.2(c).  If the Company shall fail to comply with the provisions of
Section 7.3(a), the Company shall, in addition to any other equitable or other relief available to the holder(s), extend the Exercise Period by such number of days as shall equal the delay caused by the Company's failure, and be liable for any or all damages as the holder(s) may be entitled to as a matter of law.

                          (c)  The Company will use its best efforts, in
cooperation with counsel to the underwriters, in qualifying or registering the Registrable Securities included in a registration statement for offering and sale under the securities or blue sky laws of such states as the holder(s) shall designate and to keep such qualifications or registrations in effect for so long as the registration statement is in effect; provided that the Company shall not be obligated to qualify to do business in any such jurisdiction or to file any general consent to service of process in any jurisdiction in any action other than one arising out of the offering or the sale of the Registrable Securities.

                          (d)  The Company shall indemnify each holder of
Registrable Securities to be sold pursuant to any registration statement, each director and officer of such person and each person, if any, who controls such holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever), joint or several, to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement or any final prospectus, preliminary prospectus or summary prospectus contained therein or any amendment or supplement thereto; provided that the Company shall not be liable in any such case to the extent that such loss, claim, damage, expense or liability, arises out of information furnished to the Company by any holder through an instrument duly executed by such holder specifically stating that it is for use in the preparation thereof.

                          (e)  The holder(s) of the Registrable Securities to
be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by such holder(s) through an instrument duly executed by such holder for specific inclusion in such registration statement and any final prospectus, preliminary prospectus or summary prospectus contained therein or any amendment or supplement thereto. Notwithstanding the foregoing, no holder of Registrable Securities shall be liable, or required to indemnify the Company, in the aggregate, for any amount in excess of the net proceeds received by such holder from the sale of Registrable Securities to which such loss, claim, damage, liability or expense relates.

                          (f)  Promptly after receipt by any indemnified person
of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to Section 7(d) or 7(e), such indemnified person shall promptly notify the indemnifying person in writing of such claim or of the commencement of such action; provided, however, that the failure to provide such notice shall not release the indemnifying person of its obligations under Sections 7(d) and 7(e) hereof unless and then only to the extent that, the indemnifying person has been materially prejudiced by such failure to provide such notice. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person's election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, further, that the indemnifying person shall not be obligated to assume the expenses of more than one counsel (in addition to local counsel) to represent all indemnified persons. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement of any such action which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party.

                          (g)  If the indemnification provided for in Section
7(d) or 7(e) is unavailable to or insufficient to hold harmless an indemnified party under subsection

7(d) or 7(e) above in respect of any loss, claim, damage, expense or liability (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the holders on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or a holder on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the holders agree that it would not be just and equitable if contributions pursuant to this subsection (g) were determined by pro rata allocation (even if the holders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (g). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above in this subsection (g) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (g), no holder of Registrable Securities shall be required to contribute in the aggregate any amount in excess of the net proceeds received by such holder from the sale of the Registrable Securities to which such loss, claim, damage, liability or expense relates. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The holders obligations in this subsection (g) to contribute are several in proportion to their sales of the Registrable Securities to which such loss relates and not joint.

                          (h)  The obligations of the Company and the Holders
of Warrants under Sections 7(d), (e) and (g) shall be in addition to any liability which the Company and the respective holders may otherwise have.

                          (i)  Nothing contained in this Agreement shall be
construed as requiring a Holder to exercise its Warrants prior to the initial filing of any registration statement or the effectiveness thereof.

                          (j)  The Company shall not permit the inclusion of
any securities other than the Registrable Securities to be included in any registration statement filed pursuant to Section 7.2 hereof, or file any registration statement subsequent to the receipt of any notice pursuant to
Section 7.2 hereof and until ninety (90) days after the effectiveness of a registration statement filed pursuant to Section 7.2 hereof; provided, however, that in the event of an underwritten public offering, the Company shall have the right to permit the inclusion of such other securities if the managing underwriter of such offering advises the Company or the holders in writing that, in its opinion, the inclusion of such securities other than the Registrable Securities in such registration statement will not adversely affect the distribution or the offering price of such Registrable Securities.

                          (k)  In connection with any registration statement
filed pursuant to Section 7.2 hereof, the Company shall furnish to each holder participating in any underwritten offering and to each underwriter, a signed counterpart, addressed to such holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

                          (l)  The Company shall as soon as practicable after
the effective date of the registration statement, and in any event within fifteen (15) months thereafter, make "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least twelve (12) consecutive months beginning after the effective date of the registration statement.

                          (m)  The Company shall deliver promptly to each
holder participating in the offering requesting the correspondence and memoranda described below, and to the managing underwriters, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder or underwriter shall reasonably request.

                          (n)  The Company shall enter into an underwriting
agreement with the managing underwriters selected for such underwriting by EVEREN or Initiating Holders, which may be any of the Underwriters. Such agreement shall be reasonably satisfactory in form and substance to the Company, each holder and such managing underwriters, and shall contain such representations, warranties, covenants and indemnities by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable

Securities and may, at their option, require that any or all the representations, warranties, covenants and indemnities of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such holders. Such holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such holders and their intended methods of distribution.

                          (o)  [This Section Intentionally Left Blank]

                          (p)  The Company shall promptly notify each holder of
Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, upon the Company's discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such holder promptly prepare and furnish to such holder and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.


                          (q)  The Company shall prepare and file with the
Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the holder or holders thereof set forth in such registration statement or the expiration of 270 days after such registration statement becomes effective.

                          (r)  The Company shall furnish to each holder of
Registrable Securities covered by such registration statement and each underwriter, if any, of the securities being sold by such holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Act, in conformity with the requirements of the Act, and such other documents, as such holder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such holder.

                          (s)  The Company shall use its best efforts to cause
all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

                          (t)  The Company shall otherwise use its best efforts
to comply with all applicable rules and regulations of the Commission and will furnish to each holder of Registrable Securities included in any registration statement at least three (3) business days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any ammendment or supplement thereof to which any such holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Act or of the rules or regulations thereunder.

                 Section  8.  Adjustments to Exercise Price and Number of
Shares.

                 Section 8.1 Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 8, the number of Warrant

Shares issuable upon the exercise of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                 Section 8.2 Issuance of Additional Common Shares. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 8.4 or 8.5 but excluding any outstanding Options or Convertible Securities or any outstanding stock options awarded by the board of directors of the Company pursuant to any of the Company's stock option plans) without consideration or for a consideration per share less than the Current Market Price immediately prior to such issue or sale, then, and in each such case, such Exercise Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Exercise Price by a fraction:

                          (a)  the numerator of which shall be (i) the number
of Common Shares outstanding immediately prior to such issue or sale plus (ii) the number of Common Shares which the aggregate consideration received by the Company for the total number of such Additional Common Shares so issued or sold would purchase at the Current Market Price, and

                          (b)  the denominator of which shall be the number of
Common Shares outstanding immediately after such issue or sale, provided that, for the purposes of this Section 8.2 (x) immediately after any Additional Common Shares are deemed to have been issued pursuant to Section 8.4 or 8.5, such Additional Shares shall be deemed to be outstanding, and (y) treasury shares shall not be deemed to be outstanding.

                 Section 8.3 Extraordinary Dividends and Distributions. In case the Company at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional shares or other securities or property or Options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Shares, other than a dividend payable in Additional Common Shares, then, and in each such case, the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Exercise Price by a fraction:

                          (a)  the numerator of which shall be the Current
Market Price in effect on such record date or, if the Common Shares trade on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, less the amount of such dividend or distribution (as determined in good faith by the Board of Directors of the Company) applicable to one Common Share, and

                          (b)  the denominator of which shall be such Current
Market Price,

provided that, in the event that the amount of such dividend as so determined is equal to or greater than ten percent (10%) of such Current Market Price or in the event that such fraction is less than 9/10, in lieu of the foregoing adjustment, adequate provision shall be made so that the holder of this Warrant shall receive a pro rata share of such dividend based upon the maximum number of Common Shares at the time issuable to such holder (determined without regard to whether the Warrant is exercisable at such time).

                 Section 8.4 Treatment of Options and Convertible Securities. In case the Company at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then, and in each such case, the maximum number of Additional Common Shares (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Common Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 8.6) of such shares would be less than the greater of the Current Market Price and the Exercise Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Shares trade on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Common Shares are deemed to be issued:

                          (a)  no further adjustment of the Exercise Price
shall be made upon the subsequent issue or sale of Convertible Securities or Common Shares upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

                          (b)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Additional Common Shares issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Exercise Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

                          (c)  upon the expiration (or purchase by the Company
and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which (or purchase by the

Company and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which) shall not have been exercised, the Exercise Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

                                     (i)  in the case of Options for Common
         Shares or Convertible Securities, the only Additional Common Shares issued or sold were the Additional Common Shares, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

                                     (ii) in the case of Options for
         Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the Company for the Additional Common Shares deemed to have then been issued was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (pursuant to Section 8.6) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

                          (d)  no readjustment pursuant to clause (b) or (c)
above shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

                          (e)  in the case of any such Options which expire by
their terms not more than thirty (30) days after the date of issue, sale, grant or assumption thereof, no adjustment of the Exercise Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (c) above.

                 Section 8.5 Treatment of Share Dividends, Share Splits, etc. In case the Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Shares payable in Common Shares, or shall effect a subdivision of the outstanding Common Shares into a greater number of Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares), then, and in each such case, Additional Common Shares shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such clause, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

                 Section 8.6 Computation of Consideration. For the purposes of this Section 8:

                          (a)  the consideration for the issue or sale of any
Additional Common Shares shall, irrespective of the accounting treatment of such consideration,

                                   (i)  insofar as it consists of cash, be
         computed at the net amount of cash received by the Company, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale,

                                   (ii)  insofar as it consists of property
         (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company, and

                                   (iii) in case Additional Common Shares are
         issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and (ii) above, allocable to such Additional Common Shares, all as determined in good faith by the Board of Directors of the Company.

                          (b)  Additional Common Shares deemed to have been
issued pursuant to Section 8.4, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing:

                                   (i) the total amount, if any, received and
         receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing clause
         (a),

         by

                                   (ii)  the maximum number of Common Shares
         (as set forth in the instruments
         relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                          (c)  Additional Common Shares deemed to have been
issued pursuant to Section 8.5, relating to share dividends, share splits, etc., shall be deemed to have been issued for no consideration.

                 Section 8.7 Adjustments for Combinations, etc. In case the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, the Exercise Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                 Section 8.8 Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any shares (or Other Securities) of the Company (or any issuer of Other Securities or any other person referred to in Section 8.9) or to subscription, purchase or other acquisition pursuant to any Options issued or granted by the Company (or any such other issuer or person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 8, the purchase rights granted by this Warrant, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 8 with respect to the Exercise Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the exercise of the Warrants, so as to protect the holders of the Warrants against the effect of such dilution.

                 Section 8.9 Merger or Consolidation. In case the Company after the date hereof (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) shall permit any other person to consolidate with or merge into the Company and the Com-pany shall be the continuing or surviving person but, in connection with such consolidation or merger, the Common Shares or Other Securities shall be changed into or exchanged for stock or Other Securities of any other person or cash or any other property, or (iii) shall transfer all or substantially all of its properties or assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Common Shares or Other Securities (other than a capital reorganization or reclassification resulting in the issue of Additional Common Shares for which adjustment in the Exercise Price is provided in this Section 8), then, and in the case of each such transaction, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Agreement and the Warrants, the Holders of the Warrants, upon the exercise thereof at any time after the consummation of such transaction, shall be entitled to receive (at the aggregate Exercise Price in effect at the time of such consummation for all Common Shares or Other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Shares or Other Securities issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such Holder would actually have been entitled as a shareholder upon such consummation if such Holder had exercised the rights represented by the Warrants immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in this Section 8; provided that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding Common Shares, and if a Holder of Warrants so designates in a notice given to the Company on or before the date immediately preceding the date of the consummation of such transaction, such Holder of such Warrants shall be entitled to receive the highest amount of securities, cash or other property to which such Holder would actually have been entitled as a shareholder if such Holder of such Warrants had exercised such Warrants prior to the expiration of such purchase, tender or exchange offer and accepted such offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 8.

                 Section 8.10 Assumption of Obligations. Notwithstanding anything contained in the Warrants to the contrary, the Company will not effect any of the transactions described in clauses (i) through (iv) of Section 8.4 unless, prior to the consummation thereof, each person (other than the Company) which may be required to deliver any shares, securities, cash or property upon the exercise of the Warrants as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holders of the Warrants, (a) the obligations of the Company under this Agreement and the Warrants (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Agreement and the Warrants) and (b) the obligation to deliver to such Holders such shares, securities, cash or property as, in accordance with the provisions of this Section 8, such Holders may be entitled to receive, and such person shall have similarly delivered to such Holders an opinion of counsel for such person, which counsel shall be reasonably satisfactory to such Holders, stating that this Agreement and the Warrants shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 8) shall be applicable to the shares, securities, cash or property which such person may be required to deliver upon any exercise of the Warrants or the exercise of any rights pursuant hereto.

                 Section 8.11 Notice of Adjustments. Whenever the Exercise Price or the kind of securities or property issuable upon exercise of the Warrants, or both, shall be adjusted pursuant to this Section 8, the Company shall make a certificate signed by its President or a Vice President and by its Chief Financial Officer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Company made any determination hereunder), and the Exercise Price and the kind of securities or property issuable upon exercise of the Warrants after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to each Holder promptly after each adjustment.

                 Section 8.12 Preservation of Rights. The Company will not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Warrants or the rights represented thereby, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Warrants against dilution or other impairment.

                 Section 8.13 Other Dilutive Events. In case any event shall occur as to which the provisions of Section 8 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Agreement and the Warrants in accordance with the essential intent and principles of Section 8, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 8, necessary to preserve, without dilution, the purchase rights represented by this Agreement and the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of the Warrants and shall make the adjustments described therein.

                 Section 8.14 Minimum Adjustment of Warrant Price. If the amount of any adjustment of the Warrant Price required pursuant to this Section 8 would be less than 1% of the Warrant Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at 1% of such Warrant Price.

                 Section 9. Exchange and Replacement of Warrant Certificates. Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Warrant Shares in such denominations as shall be designated by the Holder thereof at the time of such surrender.

                 Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

                 Section 10. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Common Shares upon the exercise of the Warrants, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Common Shares or other securities, properties or rights.

                 Section 11. Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon the exercise of the Warrants, such number of Common Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all Common Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid, nonassessable and not subject to the preemptive rights of any shareholder. As long as the Warrants shall be outstanding, the Company shall use its best efforts to cause all Common Shares issuable upon the exercise of the Warrants to be listed on all securities exchanges and/or included in the automated quotation system of the Nasdaq National Market System (subject to official notice of issuance) with respect to which the Common Shares issued to the public in connection herewith may then be so listed and/or quoted.

                 Section  12.  Notices to Warrant Holders.  In the event of

                          (a)  any taking by the Company of a record of the
holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                          (b)  any capital reorganization of the Company, any
reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other person or any transfer of all or substantially all the assets of the Company to any other person, or

                          (c)  any voluntary or involuntary dissolution,
liquidation or winding-up of the Company,

the Company will mail to each Holder of a Warrant a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Shares (or Other Securities) shall be entitled to exchange their shares of Common Shares (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 45 days prior to the date therein specified, subject to the requirement of each holder to keep the information contained in such notice confidential until such information has been made public by the Company.

                 Section 13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given or made at the time delivered by hand if personally delivered; five calendar days after mailing if sent by registered or certified mail; when answered back, if telexed; when receipt is acknowledged, if telecopied: and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee):

                          (a)  If to the registered Holder of the Warrants, to
the address of such Holder as shown on the books of the Company; or

                          (b)  If to the Company, to the address set forth in
Section 3.1 hereof or to such other address as the Company may designate by notice to the Holders.

                 Section 14. Supplements and Amendments. The Company and the Representatives may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant Certificates (other than the Representatives) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Representatives may deem necessary or desirable and which the Company and the Representatives deem shall not adversely affect the interests of the Holders of Warrant Certificates.

                 Section 15. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

                 Additional Common Shares: All Common Shares (including treasury shares) issued or sold (or, pursuant to Section 8.4 or 8.5, deemed to be issued) by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company.

                 Common Shares: (i) the class of shares designated as Common Shares in the Certificate of Incorporation of the Company as may be amended as of the date hereof, or (ii) any other class of shares resulting from successive changes or reclassifications of such Common Shares. In the event that the Company shall after the date hereof issue securities with greater or superior voting rights than the Common Shares outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of any Warrant either Common Shares or a like number of such securities with greater or superior voting rights.

                 Convertible Securities: Any evidence of indebtedness, shares (other than Common Shares) or other securities directly or indirectly convertible into or exchangeable for Additional Common Shares.

                 Current Market Price: On any date specified herein, the average daily Market Price during the period of the most recent twenty (20) days, ending on such date, on which the national securities exchanges were open for trading, except that if no Common Shares is then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.

                 Market Price: On any date specified herein, the amount per Common Shares, equal to (a) the last sale price of such Common Shares, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Common Shares are then listed or admitted to trading, or (b) if such Common Shares are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security by the NASD, the last trading price of the Common Shares on such date, or (c) if there shall have been no trading on such date or if the Common Shares are not so designated, the average of the closing bid and asked prices of the Common Shares on such date as shown by the NASD automated quotation system, or (d) if such Common Shares are not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the higher of (x) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within sixty (60) days preceding the date as of which the determination is to be made or (y) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within eighteen (18) days of the date as of which the determination is to be made.

                 Options: Rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Common Shares or Convertible Securities.

                 Other Securities: Any shares (other than Common Shares) and other securities of the Company or any other person (corporate or otherwise) which the Holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Shares or Other Securities pursuant to Section 8 or otherwise.

                 Registrable Securities: (a) Any Common Shares or Other Securities issued or issuable upon exercise of the Warrants and (b) any securities issued or issuable with respect to any securities referred to in the foregoing clause by way of share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Act, or (c) they shall have ceased to be outstanding.

                 Section 16. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

                 Section 17. Termination. Except as otherwise provided herein, this Agreement shall terminate at the close of business on _____________, 2004.

                 Section 18. Governing Law; Submission to Jurisdiction. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Utah and for all purposes shall be construed in accordance with the laws of said State without giving effect to the rules of said State governing the conflicts of laws.

                 Any process or summons to be served upon any of the Company, the Representatives and the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 13 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. The Company, the Representatives and the Holders agree that the prevailing party(ies) in any such action or proceeding shall be entitled to recover from the other party(ies) all of its/their reasonable legal costs and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

                 Section 19. Entire Agreement; Modification. This Agreement (including the Underwriting Agreement to the extent portions thereof are referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

                 Section 20. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

                 Section 21. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended to be, nor should they be construed as, part of this Agreement and shall be given no substantive effect.

                 Section 22. Benefits of This Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company and the Representatives and any other registered Holder(s) of the Warrant Certificates or Warrant Shares any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company, the Representatives and any other registered Holder(s) of the Warrant Certificates or Warrant Shares.

                 Section 23. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

                 IN WITNESS WHEREOF, the Company and the Representatives have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        IOMED, INC.



                                        By:______________________________


                                        EVEREN SECURITIES, INC.



                                        By:______________________________

                                                                       EXHIBIT A



                         [Form of Warrant Certificate]

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

                            EXERCISABLE ON OR BEFORE
             5:30 P.M., NEW YORK TIME, __________, 2002 [the fifth anniversary of the effective date of the registration statement]

No. W-                                                         _______ Warrants


                              WARRANT CERTIFICATE


                 This Warrant Certificate certifies that                    ,
or registered assigns, is the registered holder of Warrants to purchase initially at any time from __________, 1997 [the first anniversary of the effective date of the registration statement] until 5:30 p.m., New York time, on __________, 2002 [the fifth anniversary of the effective date of the registration statement] ("Expiration Date"), up to ______ fully paid and nonassessable Common Shares, no par value per share ("Common Shares") of IOMED, INC., a Utah corporation (the "Company"), at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of (i) $
[125% of the initial public offering price per share] per Common Share until __________, 2000 [the third anniversary of the effective date of the registration statement] or (ii) $_____ [150% of the initial public offering price per share] per common share after __________, 2000 [the third anniversary of the effective date of the registration statement] upon surrender of this Warrant Certificate and payment of the Exercise Price at any office or agency of the Company, but only subject to the conditions set forth herein and in the Representatives' Warrant Agreement, dated as of __________, 1997, between the Company, EVEREN Securities, Inc., Hanifen, Imhoff Inc. and Wedbush Morgan Securities (the "Warrant Agreement"). Payment of the Exercise Price shall be made by certified or official bank check in New York Clearing House funds payable to the order of the Company.

                 No Warrant may be exercised after 5:30 p.m., New York time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

                 The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

                 The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair the rights of the holder as set forth in the Warrant Agreement.

                 Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

                 Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Cer-tificate representing such number of unexercised Warrants.


                 The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

                 All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

                 IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated:


                                       IOMED, INC.



                                       By______________________________________
                                         Name:
                                         Title:


Attest:



_______________________________________
Name:
Secretary

                         [FORM OF ELECTION TO PURCHASE
                            PURSUANT TO SECTION 3.1]


                 The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase _____ Common Shares and herewith tenders in payment for such securities a certified or official bank check payable in New York Clearing House funds to the order of Iomed, Inc. in the amount of $__________, all in accordance with the terms hereof. The undersigned requests that a certificate for such securities be registered in the name of ____________ whose address is ______________________ and that such Certificate be delivered to ________________ whose address is
__________________.


Dated:                               Signature_________________________________
                                     (Signature must conform in all respects
                                     to name of holder as specified on
                                     the face of the Warrant
                                     Certificate.)




                                     __________________________________________
                                     (Insert Social Security of Other
                                     Identifying Number of Holder)

                         [FORM OF ELECTION TO PURCHASE
                            PURSUANT TO SECTION 3.2]

                 The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase _____ of Common Shares all in accordance with the terms of Section 3.2 of the Representatives' Warrant Agreement, dated as of __________, 1997, among Iomed, Inc., EVEREN Securities, Inc., Hanifen, Imhoff Inc. and Wedbush Morgan Securities. The undersigned requests that a certificate for such securities be registered in the name of ______________ whose address is _____________ and that such Certificate be delivered to ____________ whose address is _________________.


Dated:                               Signature_________________________________
                                     (Signature must conform in all respects
                                     to name of holder as specified on
                                     the face of the Warrant
                                     Certificate.)




                                     __________________________________________
                                     (Insert Social Security or Other
                                     Identifying Number of Holder)

                              [FORM OF ASSIGNMENT]


(To be executed by the registered holder if such holder desires to transfer the Warrant Certificate)


FOR VALUE RECEIVED ______________________ hereby sells, assigns and transfers unto


_______________________________________________________________________________

                 (Please print name and address of transferee)


this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________ Attorney, to transfer the within Warrant Certificate on the books of the within named Company, with full power of substitution.


Dated:_____________                  Signature_________________________________
                                     (Signature must conform in all respects
                                     to name of holder as specified on
                                     the face of the Warrant
                                     Certificate).


                                     __________________________________________
                                     (Insert Social Security or Other
                                     Identifying Number of Assignee)